EXHIBIT 3

Jipangu Inc.

June 1, 2005

PRIVATE AND CONFIDENTIAL

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
USA 80111-3220

Attention:    R. David Russell

Dear Sirs:

Re:	Florida Canyon, Inc. Standard Mine Inc. and Apollo Gold Exploration, Inc.

We write with reference to the letter dated June 1, 2005 (the “Letter of Intent”) between you and us regarding a possible transaction pursuant to which Jipangu Inc. or a subsidiary thereof would purchase from Apollo Gold Corporation all of the outstanding shares of Florida Canyon, Inc., Standard Mine Inc. and Apollo Gold Exploration.

This is to confirm our understanding that you and we have agreed to amend the Letter of Intent as follows:

1.	AMENDMENT

1.1	Amendment. The Letter of Intent is hereby amended by deleting therefrom section 2.3 thereof.

2.	GENERAL

2.1	Idem. Except as herein amended, all other terms of the Letter of Intent continue in full force and effect, unamended.

2.2	Counterparts. This letter may be executed and delivered in counterparts, each of which when executed and delivered is an original and both of which when taken together constitute one and the same instrument, and may be delivered by either party by facsimile.

If you agree with the foregoing, please sign and return a copy of this letter to the undersigned on or before 5:00 p.m. (Denver time) on June 2, 2005, whereupon the Letter of Intent will be amended in accordance with the terms hereof.

Your truly, JIPANGU INC. By: /s/ Tamisuke Matsufuji Name: Tamisuke Matsufuji Office: President and CEO

Accepted and agreed, this ___ day of June, 2005.

APOLLO GOLD CORPORATION

By:  /s/ R. David Russell
Name:     R. David Russell
Office:     President and CEO